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As filed with the Securities and Exchange Commission on May 10, 2017

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EnLink Midstream Partners, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1616605 (I.R.S. Employer Identification No.)

2501 Cedar Springs Rd.
Dallas, Texas 75201
(214) 953-9500
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Alaina K. Brooks
EnLink Midstream Partners, LP
2501 Cedar Springs Rd.
Dallas, Texas 75201
(214) 953-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

M. Preston Bernhisel
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Telephone: (214) 953-6500
Facsimile: (214) 953-6503

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

          If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/Proposed maximum offering price per unit/Proposed maximum aggregate offering price/Amount of registration fee(1)	Amount of Registration Fee

Common Units	$600,000,000	$69,540

(1)
Pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all securities listed, the table does not specify information as to the amount of securities to be registered or proposed maximum aggregate offering price per unit.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 10, 2017

PROSPECTUS

$600,000,000

EnLink Midstream Partners, LP

Common Units

        This prospectus relates to up to $600,000,000 of common units representing limited partner interests in EnLink Midstream Partners, LP that we may offer and issue from time to time. We may offer and sell these common units in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings and to be set forth in one or more prospectus supplements.

        This prospectus describes only the general terms of these common units and the general manner in which we will offer the common units. The specific terms of the common units will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer these common units, and also may add, update or change information contained in this prospectus. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in the prospectus supplement.

        Our common units are traded on the New York Stock Exchange under the symbol "ENLK."

        Investing in our common units involves risk. You should carefully consider the risk factors described under "Risk Factors" beginning on page 1 of this prospectus before you make any investment in our common units.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2017

        You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. This prospectus provides you with a general description of us and the common units offered under this prospectus, which we may sell in one or more offerings.

        Each time we sell common units under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading "Where You Can Find More Information."

        As used in this prospectus, "we," "us" and "our" and similar terms mean EnLink Midstream Partners, LP and its subsidiaries.

ENLINK MIDSTREAM PARTNERS, LP

        We are a publicly traded Delaware limited partnership formed in 2002. We primarily focus on providing midstream energy services, including gathering, transmission, processing, fractionation, storage, condensate stabilization, brine services and marketing, to producers of natural gas, natural gas liquids, crude oil and condensate. Our midstream energy asset network includes approximately 10,500 miles of pipelines, 20 natural gas processing plants, seven fractionators, barge and rail terminals, product storage facilities, purchasing and marketing capabilities, brine disposal wells, a crude oil trucking fleet and equity investments in certain joint ventures. Our operations are based in the United States and our sales are derived primarily from external domestic customers.

        Our general partner, EnLink Midstream GP, LLC, is a Delaware limited liability company and has ultimate responsibility for conducting our business and managing our operations.

        Our executive offices are located at 2501 Cedar Springs Rd., Dallas, Texas 75201, and our telephone number is (214) 953-9500.

RISK FACTORS

        An investment in our common units involves a high degree of risk. Before you invest in our common units, you should carefully consider the risk factors described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are incorporated herein by reference and any other risk factors that may be described in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment. When we offer and sell any common units pursuant to a prospectus supplement, we may include additional risk factors relevant to such common units in the prospectus supplement.

FORWARD-LOOKING STATEMENTS

        Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements that are based on information currently available to management as well as management's assumptions and beliefs. All statements, other than statements of historical fact, included in this prospectus constitute forward-looking statements, including but not limited to statements identified by the words "may," "will,"

"should," "plan," "predict," "anticipate," "believe," "intend," "estimate" and "expect" and similar expressions. Such statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. In addition to the specific uncertainties discussed elsewhere in this prospectus, the risk factors set forth in "Risk Factors" may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. We disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of common units covered by this prospectus for general partnership purposes, which may include, among other things:

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  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

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  funding working capital, capital expenditures or acquisitions.

        The actual application of proceeds from the sale of any particular offering of common units using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

 DESCRIPTION OF THE COMMON UNITS

        The common units represent limited partner interests in EnLink Midstream Partners, LP that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to partnership distributions, see "Cash Distribution Policy" in this prospectus. For a general discussion of the expected federal income tax consequences of owning and disposing of common units, see "Material Income Tax Considerations." References in this "Description of the Common Units" to "we," "us" and "our" mean EnLink Midstream Partners, LP.

        Our outstanding common units are traded on the New York Stock Exchange under the symbol "ENLK."

        American Stock Transfer & Trust Company serves as registrar and transfer agent for our common units.

Transfer of Common Units

        Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

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  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

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  automatically requests admission as a substituted limited partner in our partnership;

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  agrees to comply with and be bound by the terms and conditions of, and to execute, our partnership agreement;

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  represents that the transferee has the right, capacity, power and authority to enter into the partnership agreement;

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  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

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  makes the consents and waivers contained in the partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

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  the right to assign the common unit to a purchaser or transferee; and

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  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

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  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

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  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part. Unless the context otherwise requires, in this "Description of our Partnership Agreement," references to "unitholders" include holders of our common units and Series B Cumulative Convertible Preferred Units (the "Series B Preferred Units"), and references to "units" include our common units and Series B Preferred Units. We summarize certain other provisions of the partnership agreement elsewhere in this prospectus, including in "Description of the Common Units," "Cash Distribution Policy" and "Material Income Tax Considerations."

Organization and Duration

        We were organized on July 12, 2002 and will have a perpetual existence except as provided below under "—Termination and Dissolution."

Purpose

        Our purpose under the partnership agreement is limited to serving as a partner of the operating partnership and engaging in any business activities that may be engaged in by the operating partnership or that are approved by our general partner. The partnership agreement of the operating partnership provides that the operating partnership may, directly or indirectly, engage in:

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  operations of the assets owned by it immediately before our initial public offering and any similar assets or properties acquired by it;

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  any business activity approved by the general partner; or

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  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect the operating partnership's treatment as a partnership for Federal income tax purposes.

        Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act, and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to the partnership agreement; or

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  to take other action under the partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in the operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters require the unitholder vote specified below. Certain significant decisions require approval by a "unit majority," which means a majority of the outstanding units.

Matter	Vote Requirement
Issuance of additional units	No approval right by common unitholders; certain issuances require approval of a majority of the holders of the Series B Preferred Units. See "—Issuance of Additional Securities."
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Certain other amendments that adversely affect the holders of Series B Preferred Units require the approval of a majority of such holders. See "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. See "—Merger, Sale or Other Disposition of Assets."
Amendment of the operating partnership agreement and other action taken by us as a limited partner of the operating partnership

Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. See "—Action Relating to the Operating Partnership."

Dissolution of our partnership	Unit majority. See "—Termination and Dissolution."
Reconstitution of our partnership upon dissolution	Unit majority. See "—Termination and Dissolution."
Withdrawal of the general partner	No approval right. See "—Withdrawal or Removal of our General Partner."
Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. See "—Withdrawal or Removal of our General Partner."
Transfer of the general partner interest	No approval right. See "—Transfer of General Partner Interests."
Transfer of incentive distribution rights	No approval right. See "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in the general partner	No approval right. See "—Transfer of Ownership Interests in our General Partner."

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of the common unitholders. Our partnership agreement restricts our ability to issue any partnership interests senior to or on parity with our Series B Preferred Units with respect to distributions on such partnership interests without the affirmative vote of a majority of the outstanding Series B Preferred Units.

        It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, in the sole discretion of our general partner, have special voting rights to which the common units are not entitled.

        Upon the issuance of additional partnership securities, our general partner may, but will not be required to, make additional capital contributions to maintain its then current general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its then current percentage interest, including its interest represented by common units or other equity securities that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Series B Preferred Units

        In January 2016, we issued an aggregate of 50,000,000 Series B Preferred Units in a private placement for a cash purchase price of $15.00 per unit (the "Issue Price"). The Series B Preferred Units are convertible into our common units on a one-for-one basis, subject to certain adjustments (the "Series B Conversion Rate"), at any time (i) after the first business day following the record date for the quarter ending June 30, 2017 (a) in full, at our option, if the volume-weighted average price of a common unit over the 30-trading day period ending two trading days prior to the date on which we furnish our conversion notice is greater than 150% of the Issue Price or (b) in full or in part, at the holder's option and (ii) in full or in part, at the holder's option, immediately prior to our liquidation, dissolution and winding up. In addition, upon certain events involving (a) a change of control of our general partner or the managing member of EnLink Midstream, LLC or (b) Devon or certain of its subsidiaries becoming the beneficial owner of 50% or more of our outstanding common units, all of the Series B Preferred Units will automatically convert into a number of common units equal to or greater of (i) the number of Series B Preferred Units to be converted multiplied by the Series B Conversion Rate and (ii) the number of Series B Preferred Units to be converted multiplied by an amount equal to (x) 140% of the Issue Price divided by (y) the volume-weighted average price of a common unit over the 30-trading day period ending two trading days prior to the conversion date.

        Except as set forth under "—Amendment of the Partnership Agreement," the Series B Preferred Units have voting rights that are identical to the voting rights of the common units and vote with the common units as a single class, so that each outstanding Series B Preferred Unit will be entitled to one vote for each common unit into which such Series B Preferred Unit is then convertible.

Amendment of the Partnership Agreement

        General.    Amendments to the partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

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  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

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  change the term of our partnership;

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  provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

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  give any person the right to dissolve our partnership other than our general partner's right to dissolve our partnership with the approval of a unit majority.

        The provision of the partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

        No Unitholder Approval.    Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

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  a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  subject to the limitations on the issuance of additional partnership securities described under "—Issuance of Additional Securities" above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

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  any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

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  any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes; or

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  any other amendments substantially similar to any of the matters described in the preceding clauses.

        In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

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  do not adversely affect the limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect;

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  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in our best interest and the best interest of our limited partners;

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  are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        In addition to the above restrictions, the affirmative vote of a majority of the outstanding Series B Preferred Units is necessary (i) on any matter that adversely affects the rights, preferences or privileges of the Series B Preferred Units, (ii) for the amendment or modification of the terms of the Series B Preferred Units, (iii) in order for us to make a distribution from capital surplus (see "Cash Distribution Policy—Distributions from Capital Surplus"), (iv) on any amendment or modification of any organizational document of any subsidiary of ours except for amendments that our general partner determines will not materially adversely affect our ability to pay distributions on the Series B Preferred Units or (v) for the incurrence of indebtedness above certain specified levels.

        Opinion of Counsel and Unitholder Approval.    Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, the operating partnership or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Action Relating to the Operating Partnership

        Without the approval of holders of units representing a unit majority, our general partner is prohibited from consenting on our behalf, as the limited partner of the operating partnership, to any amendment to the partnership agreement of the operating partnership or taking any action on our behalf permitted to be taken by a limited partner of the operating partnership, in each case that would adversely affect our limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries as a whole. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        If conditions specified in the partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

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  the entry of a decree of judicial dissolution of our partnership; or

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under the last clause, the holders of a unit majority may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability of any limited partner; and

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  neither our partnership, the reconstituted limited partnership nor the operating partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of our General Partner

        Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. In addition, the partnership agreement permits our general partner to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interests" below.

        Upon the voluntary withdrawal of our general partner, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution" above.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal.

        The partnership agreement also provides that if EnLink Midstream GP, LLC is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

        In the event of removal of the general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of General Partner Interest

        At any time, our general partner may sell or transfer all or part of its general partner interest in us without the approval of the unitholders. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in our General Partner

        At any time, the members of our general partner may sell or transfer all or part of their membership interests in the general partner without the approval of the unitholders.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or a subsequent holder of incentive distribution rights may transfer its incentive distribution rights without the prior approval of the unitholders; provided, however, that the transferee must agree to be bound by the provisions of the partnership agreement.

Change of Management Provisions

        The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove EnLink Midstream GP, LLC as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

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  the highest cash price paid by our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

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  the current market price as of the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read "Material Income Tax Considerations—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." If at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        An assignee of a unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of units. Please read "Description of the Common Units—Transfer of Common Units."

Non-citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

        Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of a general partner or any departing general partner;

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  any person who is or was a member, partner, officer, director, employee, agent or trustee of us or the operating partnership or our or its respective subsidiaries, our general partner or any departing general partner or any affiliate of us or the operating partnership or our or its respective subsidiaries, the general partner or any departing general partner; or

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  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information will be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each partner;

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  a copy of our tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

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  copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of EnLink Midstream GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

        References in this "Cash Distribution Policy" to "we," "us" and "our" mean EnLink Midstream Partners, LP.

        General.    Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to common unitholders of record on the applicable record date.

        Definition of Available Cash.    Available Cash means, for any quarter ending prior to liquidation:

  •
  the sum of

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  all cash and cash equivalents of EnLink Midstream Partners, LP and its subsidiaries on hand at the end of that quarter; and

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  all additional cash and cash equivalents of EnLink Midstream Partners, LP and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

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  less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to

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  provide for the proper conduct of the business of EnLink Midstream Partners, LP and its subsidiaries (including reserves for future capital expenditures and for future credit needs of EnLink Midstream Partners, LP and its subsidiaries) after that quarter;

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  comply with applicable law or any debt instrument or other agreement or obligation to which EnLink Midstream Partners, LP or any of its subsidiaries is a party or its assets are subject; and

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  provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that disbursements made by EnLink Midstream Partners, LP or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the general partner so determines.

Distributions on Series B Preferred Units

        Holders of Series B Preferred Units are entitled to receive a quarterly distribution, subject to certain adjustments, equal to (x) during the quarter ending March 31, 2016 through the quarter ending June 30, 2017, an annual rate of 8.5% on the Issue Price of $15.00 per unit payable in-kind in the form of additional Series B Preferred Units and (y) thereafter, an annual rate of 7.5% on the Issue Price payable in cash (the "Cash Distribution Component") plus an in-kind distribution equal to the greater of (A) an annual rate of 1.0% of the Issue Price and (B) an amount equal to (i) the excess, if any, of the distribution that would have been payable had the Series B Preferred Units converted into common units over the Cash Distribution Component, divided by (ii) the Issue Price.

        If we fail to pay in full the cash portion of any distribution on the Series B Preferred Units when due, we are not permitted to pay distributions on the common units until such preferred distribution is paid in full. Cash distributions on the Series B Preferred Units are paid out of Available Cash prior to any distribution described below under "—Distributions of Available Cash from Operating Surplus" and "—Distributions from Capital Surplus."

Operating Surplus and Capital Surplus

        General.    All cash distributed to common unitholders will be characterized either as "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

        Definition of Operating Surplus.    For any period operating surplus generally means:

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  our cash balance of $7.2 million at the closing of our initial public offering; plus

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  $8.9 million; plus

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  all of our cash receipts since the initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

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  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

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  all of our operating expenditures since the initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures, and less

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  the amount of cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.

        Definition of Capital Surplus.    Capital surplus will generally be generated only by:

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  borrowings other than working capital borrowings;

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  sales of debt and equity securities; and

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  sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

        Characterization of Cash Distributions.    We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. While we do not anticipate that we will make any distributions from capital surplus in the near term, we may determine that the sale or disposition of an asset or business owned or acquired by us may be beneficial to our common unitholders. If we distribute to you the equity we own in a subsidiary or the proceeds from the sale of one of our businesses, such a distribution would be characterized as a distribution from capital surplus.

Distributions of Available Cash from Operating Surplus

        We will make distributions of available cash from operating surplus (after giving effect to distributions on the Series B Preferred Units discussed above) in the following manner:

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  First, 100% to the general partner and the common unitholders in accordance with their respective then-current percentage interests until we distribute for each outstanding common unit an amount equal to $0.25 (the "minimum quarterly distribution") for that quarter;

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  Second, (A) to the general partner in accordance with its then-current percentage interest, (B) 13% to the holders of the incentive distribution rights, pro rata, and (C) to all common unitholders, pro rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (A) and (B) until each common unitholder receives a total of the excess of $0.3125 per unit (the "first target distribution") over the Minimum Quarterly Distribution for that quarter;

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  Third, (A) to the general partner in accordance with its then-current percentage interest, (B) 23% to the holders of the incentive distribution rights, pro rata, and (C) to all common unitholders, pro rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (A) and (B) until each common unitholder receives a total of the excess of $0.375 per unit over the first target distribution for that quarter; and

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  Thereafter, (A) to the general partner in accordance with its then-current percentage interest, (B) 48% to the holders of the incentive distribution rights, pro rata, and (C) to all common unitholders, pro rata, a percentage equal to 100% less the sum of the percentages specified under subclauses (A) and (B).

Distributions from Capital Surplus

        How Distributions from Capital Surplus will be Made.    We will make distributions of available cash from capital surplus (after giving effect to distributions on the Series B Preferred Units discussed above) in the following manner:

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  First, (A) to the general partner in accordance with its then-current percentage interest and (B) to all unitholders holding common units, pro rata, a percentage equal to 100% less the general partner's percentage interest, until a common unit that was issued in the initial public offering has received, during the period since the closing date of our initial public offering through such date, an amount of available cash from capital surplus equal to the initial public offering price; and

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  Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        Effect of a Distribution from Capital Surplus.    The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer units or subdivide our common units into a greater number of units we will proportionately adjust the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price.

Distributions of Cash upon Liquidation

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. The holders of Series B Preferred Units are entitled to receive, prior to and in preference to any distribution to other partnership interests, the positive value in each such holders' capital account balance. We will then distribute any remaining proceeds to the common unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

MATERIAL INCOME TAX CONSIDERATIONS

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated under the Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to (i) "us" or "we" are references to EnLink Midstream Partners, LP and (ii) "unitholders" are references to holders of common units.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, partnerships and entities treated as partnerships for federal income tax purposes, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, employee benefit plans, real estate investment trusts (REITs), employee benefit plans or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their common units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their common units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, and does not comment on local or foreign, tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        Except as described in "—Partnership Status" below, no ruling has been or will be requested from the Internal Revenue Service (the "IRS") regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

        For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Common Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, storage, refining and marketing of natural resources, including oil, gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership for federal income tax purposes. Similarly, while we have obtained a ruling from the IRS that removal, transportation, storage, treatment and disposal of brine, water, and other residual waste produced in connection with fracturing oil and gas wells constitutes "qualifying income" under Section 7704 of the Code, we have not sought any other rulings from the IRS, and the IRS has made no determination, as to whether our other operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of Baker Botts L.L.P. on such matters. It is the opinion of Baker Botts L.L.P. that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below that:

  •
  We will be classified as a partnership for federal income tax purposes; and

  •
  The operating partnership will be classified as a partnership for federal income tax purposes.

        In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker Botts L.L.P. has relied are:

  •
  Neither we nor the operating partnership has elected or will elect to be treated as a corporation; and

  •
  For each taxable year, more than 90% of our gross income has been and will be income of the type that Baker Botts L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Code; and

  •
  Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or other products thereof that are held or to be held by us in activities that Baker Botts L.L.P. has opined or will opine result in qualifying income.

        We believe that these representations are true and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation for federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below is based on Baker Botts L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Tax Treatment of Income Earned Through C Corporation Subsidiary

        A material portion of our taxable income is earned through a C corporation subsidiary. Such C corporation subsidiary is subject to federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35%, and will likely pay state (and possibly local) income tax at varying rates, on its taxable income. Any such entity level taxes will reduce the cash available for distribution to our unitholders. Distributions from such C corporation subsidiary will generally be taxed again to unitholders as dividend income to the extent of current and accumulated earnings and profits of such subsidiary. The maximum federal income tax rate applicable to such dividend income which is allocable to individuals currently is 20% and such dividend income is also considered investment income subject to the 3.8% Medicare tax under the circumstances described in "—Tax Consequences of Unit Ownership—Tax Rates." An individual unitholder's share of dividend and interest income from our C corporation subsidiary would constitute portfolio income that could not be offset by the unitholder's share of our other losses or deductions. The assets held or formerly held through our C corporation subsidiary have minimal tax basis. As a result, if such assets were to be sold by us, our C corporation subsidiary would recognize substantial amounts of taxable income on which it would owe corporate level tax.

Limited Partner Status

        Unitholders who have become limited partners of EnLink Midstream Partners, LP will be treated as partners of EnLink Midstream Partners, LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of EnLink Midstream Partners, LP for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please see "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the tax consequences of holding common units in EnLink Midstream Partners, LP.

        The references to "unitholders" in the discussion that follows are to persons who are treated as partners in EnLink Midstream Partners, LP for federal income tax purposes.

Tax Consequences of Common Unit Ownership

        Flow-Through of Taxable Income.    Subject to the discussion above under "—Tax Treatment of Income Earned Through C Corporation Subsidiary" and the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. The income we allocate to unitholders will generally be taxable as ordinary income. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of our common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, the Unitholder will be required the recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," each as defined in the Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will generally equal the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities and decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder generally will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in Treasury Regulations under Section 752 of the Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his common units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such unitholders' tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the common units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or the unitholder's salary, active business, or other income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to income that is treated as portfolio income under the passive loss rules; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated in Notice 88-75, 1988-2 C.B. 386, that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of income that is treated as portfolio income under the passive loss rules will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction (remaining after taking into account allocations of income to holders of Series B Preferred Units) will be allocated among the general partner and the common unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to certain other classes of units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of those excess distributions. If we have a net loss, that loss will be allocated first to the general partner and the common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner. Notwithstanding the foregoing, any items of loss or deduction that are attributable to compensatory transfers of stock, stock options or other property by our general partner or EnLink Midstream Partners, LP to any employee or other service provider will generally be specially allocated to the general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any assets contributed to us that exists at the time of such contribution. The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will, as to those assets in respect of which we use the remedial method, be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, we will make "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, to all holders of partnership interests immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required under the Section 704(c) principles described above, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election," "—Disposition of Common Units—Allocations Between Transferors and Transferees," and "—Uniformity of Common Units," allocations under our partnership agreement will be given effect under Section 704 of the Code for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose common units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  while not entirely free from doubt, all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Baker Botts L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. For 2017, the minimum tax rate for noncorporate taxpayers is 26% on the first $187,800 ($93,900 for married individuals filing separately), which amount is subject to annual inflation adjustments, of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

        Tax Rates.    Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals currently is 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% Medicare tax, or NIIT, applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income, and (ii) the amount by which the unitholder's modified adjusted gross income exceeds (A) $250,000 (if the unitholder is married and filing jointly or a surviving spouse), (B) $125,000 (if the unitholder is married and filing separately) or (C) $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        Section 754 Election.    We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets, or inside basis, under Section 743(b) of the Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets, or common basis, and (ii) his Section 743(b) adjustment to that basis.

        The timing of deductions attributable to a Section 743(b) adjustment to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset with respect to which the adjustment is allocable. Please read "—Allocation of Income, Gain, Loss and Deduction." The timing of these deductions may affect the uniformity of our common units. Please read "—Uniformity of Common Units."

        A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read "—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We may not be entitled to any amortization deductions with respect to certain goodwill properties held by us at the time of any future offering. Please read "—Uniformity of Common Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our common units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the amount of initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of value and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of common units may be subject to the NIIT in certain circumstances. Please read "—Tax Consequences of Common Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code can affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

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  an offsetting notional principal contract; or

  •
  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The Department of the Treasury and the IRS have issued Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, these regulations do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

        A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition, but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his common units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of common units who purchases common units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests, and the IRS grants, special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Uniformity of Common Units

        Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have an impact upon the value of our common units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing common units from another unitholder may affect the uniformity of our common units. Please read "—Tax Consequences of Common Unit Ownership—Section 754 Election."

        For example, some types of depreciable assets are not subject to the typical rules governing depreciation (under Section 168 of the Code) or amortization (under Section 197 of the Code). If we were to acquire any assets of that type, the timing of a common unit purchaser's deductions with respect to Section 743(b) adjustments to the common basis of those assets might differ depending upon when and to whom the common unit he purchased was originally issued. We do not currently expect to acquire any assets of that type. However, if we were to acquire a material amount of assets of that type, we intend to adopt tax positions as to those assets that will not result in any such lack of uniformity. Any such tax positions taken by us might result in allocations to some unitholders of smaller depreciation deductions than they would otherwise be entitled to receive. Baker Botts L.L.P. has not rendered an opinion with respect to those types of tax positions. Moreover, the IRS might challenge those tax positions. If we took such a tax position and the IRS successfully challenged the position, the uniformity of common units might be affected, and the gain from the sale of our common units might be increased without the benefit of additional deductions. Please see "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income, less certain allowable deductions, allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the U.S. because of the ownership of common units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or Form W-8BEN-E, or applicable substitute form, in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder (other than certain unitholders that are or hold their common units through "qualified foreign pension plans" as defined in the Code) generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their common units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. With respect to audit adjustments as to an entity in which we are a member or a partner, the Joint Committee on Taxation has stated that we would not be able to have our general partner and unitholders take such audit adjustment into account. If we are unable to have our general partner and unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable to us for taxable years beginning on or prior to December 31, 2017.

        Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the U.S. as the "Partnership Representative." The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders. These rules are not applicable to us for taxable years beginning on or prior to December 31, 2017.

        Additional Withholding Requirements.    Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the U.S. ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the U.S. ("Gross Proceeds") paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

        These rules generally apply to payments of FDAP Income currently and generally will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

        Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

  (1)
  a person that is not a U.S. person;

  (2)
  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

  (3)
  a tax-exempt entity;

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  the amount and description of common units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty is imposed for failure to report that information to us. For 2017, the penalty is $260 per failure, up to a maximum of $3,218,500 per calendar year. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

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  for which there is, or was, "substantial authority"; or

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  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Code is 200% or more (or 50% or less) of the amount determined under Code Section 482 to be the correct amount of such price, or (c) the net Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties";

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

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  in the case of a listed transaction, an extended statute of limitations.

    We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read "—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and any such changes could negatively impact the value of an investment in our common units.

State, Local and Other Tax Considerations

        In addition to federal income taxes, you will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. We currently conduct business and own property in multiple states. Substantially all of these states currently impose a personal income tax on individuals. All of these states impose an income tax on corporations and other entities. Moreover, in addition to state income or similar taxes imposed on residents of certain states, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may be required to file state income tax returns and to pay state income taxes in certain states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Common Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

PLAN OF DISTRIBUTION

        We may sell the common units being offered hereby in and outside the U.S. (1) through underwriters or underwriting syndicates led by one or more managing underwriters, (2) to or through brokers or dealers, (3) to or through agents, (4) directly to one or more purchasers, including our affiliates, (5) pursuant to delayed delivery contracts or forward contracts or (6) through a combination of any of these methods.

        The prospectus supplement will set forth the terms of the offering and the method of distribution and will include the following information:

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  the names of any underwriters or agents;

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  the name or names of any managing underwriter or underwriters;

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  the purchase price of the common units from us;

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  the net proceeds to us from the sale of the common units;

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  any delayed delivery arrangements;

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  any over-allotment options under which underwriters may purchase additional common units from us;

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  any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers;

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  any commissions paid to agents; and

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  any securities exchange or market on which the common units offered in the prospectus supplement may be listed.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale of common units, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of common units to the public. The underwriters will acquire the common units for their own account, and the underwriters may resell the common units from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer common units to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase the common units will be subject to conditions, and any underwritten offering may be on a firm commitment basis. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If we use dealers in the sale of common units, we will sell the common units to them as principals. They may then resell those common units to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the common units may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those common units. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Sales Through Agents

        We may also sell the common units through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered common units, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Direct Sales

        We may sell the common units directly. In that event, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered common units directly.

Delayed Delivery or Forward Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers to purchase common units from us at the public offering price set forth in the prospectus under delayed delivery or forward contracts. These contracts would provide for payment and delivery on a specified date in the future at prices determined as described in the prospectus supplement. The prospectus supplement would describe the commission payable for solicitation of those contracts.

Remarketing

        We may offer and sell any of the common units in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

        We may enter into derivative transactions with third parties, or sell common units not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell common units covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use common units pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use common units received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we may otherwise loan or pledge common units to a financial institution or other third party that in turn may sell the common units short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our common units or in connection with a concurrent offering of other common units.

General Information

        In connection with the sale of the common units, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the common units to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers.

        We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make because of those liabilities. Agents, dealers and underwriters, or their affiliates or associates, may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

        In connection with an offering, certain persons participating in the offering may make a market in the common units or engage in transactions that stabilize, maintain or otherwise affect the market price of the offered common units. This may include, among other transactions, over-allotments or short sales of the common units, which involves the sale by persons participating in the offering of more common units than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. As a result, the price of the common units may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, these transactions may be discontinued at any time.

        Because FINRA views our common units as interests in a direct participation program, any offering of common units pursuant to this registration statement will be made in compliance with FINRA Rule 2310.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the common units in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

 LEGAL MATTERS

        The validity of the common units offered in this prospectus will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. Baker Botts L.L.P. will also render an opinion on the material federal income tax considerations regarding the common units. If certain legal matters in connection with an offering of the common units made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        The consolidated financial statements of EnLink Midstream Partners, LP as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act that registers the common units offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC's public reference room. Our SEC filings are available on the SEC's web site at http://www.sec.gov. We also make available free of charge on our website at http://www.enlink.com all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed:

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  our annual report on Form 10-K for the year ended December 31, 2016;

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  our quarterly report on Form 10-Q for the quarter ended March 31, 2017;

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  our current reports on Form 8-K filed on January 19, 2017, March 9, 2017, April 21, 2017 and April 25, 2017 (in each case to the extent filed and not furnished); and

  •
  the description of our common units in our registration statement on Form 8-A (File No. 001-36340) filed pursuant to the Securities Exchange Act of 1934 on March 7, 2014.

        You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.enlink.com, or by writing or calling us at the following address:

EnLink Midstream Partners, LP
2501 Cedar Springs Rd.
Dallas, Texas 75201
Attention: Investor Relations
Telephone: (214) 953-9500

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the common units registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates:

Securities and Exchange Commission Registration Fee		$69,540
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing Expenses		*
Miscellaneous		*

TOTAL	$	*

*
These fees and expenses depend upon the number of issuances and the amount of common units offered and accordingly cannot be estimated at this time.

Item 15.    Indemnification of Directors and Officers.

  EnLink Midstream Partners, LP

        Subject to any standards or restrictions set forth in a partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

        The partnership agreement of EnLink Midstream Partners, LP provides that EnLink Midstream Partners, LP will, to the fullest extent permitted by law, indemnify and hold harmless (i) the general partner, (ii) any departing general partner, (iii) any person who is or was an affiliate of the general partner or any departing general partner, (iv) any person who is or was a member, partner, officer, director, employee, agent, fiduciary or trustee of any Group Member (as defined in the partnership agreement), the general partner or any departing general partner or any affiliate of any Group Member, the general partner or any departing general partner or (v) any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of EnLink Midstream Partners, LP and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

        Any indemnification under these provisions will only be out of the assets of EnLink Midstream Partners, LP, and the general partner shall not be personally liable for, or have any obligation to contribute or loan any monies or property to EnLink Midstream Partners, LP to enable it to effectuate, such indemnification. EnLink Midstream Partners, LP may purchase (or reimburse the general partner or its affiliates for the cost of) insurance, on behalf of the general partner, its affiliates and such other persons as the general partner shall determine, against liabilities asserted against and expenses incurred by such persons in connection with EnLink Midstream Partners, LP's activities, regardless of whether EnLink Midstream Partners, LP would have the power to indemnify such person against liabilities under the partnership agreement.

        EnLink Midstream Partners, LP has entered into indemnification agreements (the "Indemnification Agreements") with each of the general partner's directors and executive officers (collectively, the "Indemnitees"). Under the terms of the Indemnification Agreements, EnLink Midstream Partners, LP agrees to indemnify and hold each Indemnitee harmless, subject to certain conditions, against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, ERISA excise taxes, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the Indemnitee is involved, or is threatened to be involved, as a party or otherwise, because the Indemnitee is or was a director, manager or officer of the general partner or EnLink Midstream Partners, LP, or is or was serving at the request of the general partner or EnLink Midstream Partners, LP as a manager, managing member, general partner, director, officer, fiduciary, or trustee of another entity, organization or person of any nature. To the extent that a change in the laws of the State of Delaware permits greater indemnification under any statute, agreement, organizational document or governing document than would be afforded under the Indemnification Agreements as of the date of the Indemnification Agreements, the Indemnitee shall enjoy the greater benefits so afforded by such change.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company as set forth above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        We expect that any underwriting agreement to be entered into in connection with the sale of the common units offered pursuant to this registration statement will provide for indemnification of EnLink Midstream Partners, LP and our general partner, their officers and directors, and any person who controls our general partner, including indemnification for liabilities under the Securities Act.

  EnLink Midstream GP, LLC

        Additionally, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Section 7.01(a) of the Amended and Restated Limited Liability Company Agreement of the general partner (the "Company Agreement") provides that to the fullest extent permitted by law, (a) any Person who is or was an affiliate of the general partner, (b) any Person who is or was a member, partner officer, director, employee, agent or trustee of the general partner or any affiliate of the general partner and (c) any Person who is or was serving at the request of the general partner or any affiliate of the general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person (collectively the "Company Indemnitees"), shall be indemnified and held harmless by the general partner, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Company Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Company Indemnitee; provided, that in each case the Company Indemnitee acted in good faith, in a manner that such Company Indemnitee reasonably believed to be in, or not opposed to, the best interests of the general partner and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere, or its equivalent, shall not create a presumption that the Company Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to Section 7.01 of the Company Agreement shall be made only out of the assets of the general partner.

        Section 7.01(b) of the Company Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Company Indemnitee who is indemnified pursuant to Section 7.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the general partner prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the general partner of an undertaking by or on behalf of the Company Indemnitee to repay such amount if it shall be determined that the Company Indemnitee is not entitled to be indemnified as authorized by the Company Agreement.

        Section 7.02(a) of the Company Agreement provides that no Company Indemnitee shall be liable for monetary damages to the general partner or any other Persons who have acquired membership interests in the general partner, for losses sustained or liabilities incurred as a result of any act or omission if such Company Indemnitee acted in good faith.

Item 16.    Exhibits.

        (a)    Exhibits.    The following documents are filed as exhibits to this Registration Statement:

1.1	*	—	Form of Underwriting Agreement.
3.1		—
Certificate of Limited Partnership of EnLink Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1, filed with the Commission on August 7, 2002, file No. 333-97779).
3.2		—
Certificate of Amendment to the Certificate of Limited Partnership of EnLink Midstream Partners, LP (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, filed with the Commission on August 7, 2012, file No. 000-50067).
3.3		—
Second Amendment to the Certificate of Limited Partnership of EnLink Midstream Partners, LP (incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K dated March 6, 2014, filed with the Commission on March 11, 2014, file No. 001-36340).
3.4		—
Eighth Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP, dated as of January 7, 2016 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated January 12, 2016, filed with the Commission on January 12, 2016, file No. 001-36340).
3.5		—
Certificate of Formation of EnLink Midstream GP, LLC (incorporated by reference to Exhibit 3.7 to our Registration Statement on Form S-1, filed with the Commission on August 7, 2002, file No. 333-97779).
3.6		—
Certificate of Amendment to the Certificate of Formation of EnLink Midstream GP, LLC (incorporated by reference to Exhibit 3.12 to our Registration Statement on Form S-3, filed with the Commission on March 10, 2014, file No. 333-194465).
3.7		—
Third Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC, dated as of July 7, 2014 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated July 7, 2014, filed with the Commission on July 7, 2014, file No. 001-36340).

3.8		—	Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC, dated as of January 7, 2016 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated January 12, 2016, filed with the Commission on January 12, 2016, file No. 001-36340).
4.1		—
Unitholder Agreement, dated as of March 7, 2014, by and among Devon Energy Corporation, Devon Gas Corporation, Devon Gas Services, L.P., Southwestern Gas Pipeline, Inc. and EnLink Midstream Partners, LP (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated March 6, 2014, filed with the Commission on March 11, 2014, file No. 001-36340).
5.1	†	—	Opinion of Baker Botts L.L.P. as to the legality of the common units being registered.
8.1	†	—	Opinion of Baker Botts L.L.P. relating to tax matters.
23.1	†	—	Consent of KPMG LLP.
23.2	†	—	Consent of Baker Botts L.L.P. (contained in Exhibits 5.1 and 8.1).
24.1	†	—	Power of Attorney (included on the signature page hereof).

*
To be filed as an exhibit to a current report on Form 8-K of the registrant.

†
Filed herewith.

Item 17.    Undertakings.

           I.  The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          II.  That, for the purpose of determining liability under the Securities Act to any purchaser:

          (a)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (b)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        III.  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (a)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (b)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (c)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (d)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

         IV.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           V.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 10, 2017.

ENLINK MIDSTREAM PARTNERS, LP
By:	EnLink Midstream GP, LLC, its General Partner
By:	/s/ MICHAEL J. GARBERDING
	Name:	Michael J. Garberding
	Title:	President and Chief Financial Officer

 POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Barry E. Davis, Michael J. Garberding and Alaina K. Brooks, and each of them, any of whom may act without the joinder of the other, as his or her lawful attorneys-in-fact and agents, with full power or substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the common units under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ BARRY E. DAVIS Barry E. Davis	Chairman and Chief Executive Officer (Principal Executive Officer)	May 10, 2017
/s/ MICHAEL J. GARBERDING Michael J. Garberding	President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2017
/s/ LELDON E. ECHOLS Leldon E. Echols	Director	May 10, 2017
/s/ SCOTT A. GRIFFITHS Scott A. Griffiths	Director	May 10, 2017
/s/ DAVID A. HAGER David A. Hager	Director	May 10, 2017
/s/ KEVIN D. LAFFERTY Kevin D. Lafferty	Director	May 10, 2017
/s/ CHRISTOPHER ORTEGA Christopher Ortega	Director	May 10, 2017

Signature	Title	Date

/s/ MARY P. RICCIARDELLO Mary P. Ricciardello	Director	May 10, 2017
/s/ JEFFREY L. RITENOUR Jeffrey L. Ritenour	Director	May 10, 2017
/s/ LYNDON TAYLOR Lyndon Taylor	Director	May 10, 2017
/s/ KYLE D. VANN Kyle D. Vann	Director	May 10, 2017
/s/ TONY VAUGHN Tony Vaughn	Director	May 10, 2017

INDEX TO EXHIBITS

Exhibit Number			Description
1.1	*	—	Form of Underwriting Agreement.
3.1		—
Certificate of Limited Partnership of EnLink Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1, filed with the Commission on August 7, 2002, file No. 333-97779).
3.2		—
Certificate of Amendment to the Certificate of Limited Partnership of EnLink Midstream Partners, LP (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, filed with the Commission on August 7, 2012, file No. 000-50067).
3.3		—
Second Amendment to the Certificate of Limited Partnership of EnLink Midstream Partners, LP (incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K dated March 6, 2014, filed with the Commission on March 11, 2014, file No. 001-36340).
3.4		—
Eighth Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP, dated as of January 7, 2016 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated January 12, 2016, filed with the Commission on January 12, 2016, file No. 001-36340).
3.5		—
Certificate of Formation of EnLink Midstream GP, LLC (incorporated by reference to Exhibit 3.7 to our Registration Statement on Form S-1, filed with the Commission on August 7, 2002, file No. 333-97779).
3.6		—
Certificate of Amendment to the Certificate of Formation of EnLink Midstream GP, LLC (incorporated by reference to Exhibit 3.12 to our Registration Statement on Form S-3, filed with the Commission on March 10, 2014, file No. 333-194465).
3.7		—
Third Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC, dated as of July 7, 2014 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated July 7, 2014, filed with the Commission on July 7, 2014, file No. 001-36340).
3.8		—
Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC, dated as of January 7, 2016 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated January 12, 2016, filed with the Commission on January 12, 2016, file No. 001-36340).
4.1		—
Unitholder Agreement, dated as of March 7, 2014, by and among Devon Energy Corporation, Devon Gas Corporation, Devon Gas Services, L.P., Southwestern Gas Pipeline, Inc. and EnLink Midstream Partners, LP (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated March 6, 2014, filed with the Commission on March 11, 2014, file No. 001-36340).
5.1	†	—	Opinion of Baker Botts L.L.P. as to the legality of the common units being registered.
8.1	†	—	Opinion of Baker Botts L.L.P. relating to tax matters.
23.1	†	—	Consent of KPMG LLP.

Exhibit Number			Description
23.2	†	—	Consent of Baker Botts L.L.P. (contained in Exhibits 5.1 and 8.1).
24.1	†	—	Power of Attorney (included on the signature page hereof).

*
To be filed as an exhibit to a current report on Form 8-K of the registrant.

†
Filed herewith.